Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------



We hereby consent to the incorporation by reference in the Prospectus Supplement of CWHEQ Revolving Home Equity Loan Trust, Series 2005-J comprising part of the Registration Statement (No. 333-126790) of CWHEQ Revolving Home Equity Loan Trust of our report dated March 9, 2005, relating to our audits of the consolidated financial statements of Assured Guaranty Corp. (formerly known as ACE Guaranty Corp.) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which appears as
Exhibit 99.1 in Assured Guaranty Ltd's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the caption "Experts" in such Prospectus Supplement.


    /s/ PricewaterhouseCoopers, LLP
    -------------------------------

    New York, New York
    December 23, 2005